Exhibit 99.1

Contacts: Media Alecia Pulman (646) 277-1220 apulman@icrinc.com

For Immediate Release
Investor Relations Tom Ryan (203) 682-8200 tryan@icrinc.com Raphael Gross (203) 682-8200 rgross@icrinc.com

Ruth’s Hospitality Group, Inc. Reports Second Quarter 2009 Financial Results

HEATHROW, Fla.—(BUSINESS WIRE)—July 31, 2009—Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) today reported unaudited results for its second quarter ended June 28, 2009.

Highlights for the second quarter 2009 compared to the second quarter 2008 were as follows:

•	Total revenue decreased 17.9% to $88.4 million compared to $107.6 million in the second quarter of 2008.
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Net income decreased 15.6% to $2.3 million, or $0.10 per diluted share compared to $2.8 million or $0.12 per diluted share in the second quarter of 2008. There were charges of $0.7 million in the second quarter of 2009 and $0.2 million in the second quarter of 2008, respectively, which resulted in adjusted earnings of $0.13 per diluted share in both periods.

•	Company-owned comparable restaurant sales for Ruth’s Chris Steak House decreased 23.4%. Company-owned comparable restaurant sales for Mitchell’s Fish Market decreased 9.8%.
•	Food and beverage costs, as a percentage of restaurant sales, decreased 270 basis points to 28% primarily driven by favorable beef costs.
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Restaurant operating expenses, as a percentage of restaurant sales, increased 430 basis points to 54.3% compared to 50.0% in the second quarter of 2008, resulting from the effect of fixed costs related to lower sales volumes.

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General and administrative expenses were $5.6 million in the quarter compared to $10.0 million in the second quarter of 2008. The savings include the impact of our corporate reorganization, while last year’s expenses included a $1.4 million charge related to the departure of the Company’s former CEO.

•	Depreciation and amortization expenses increased 70 basis points to 4.7% of total revenues.
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The second quarter results include an impairment charge of $0.2 million related to a restaurant closure, and a $0.9 million charge in connection with the sale of our former corporate headquarters in New Orleans.

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Interest expense increased $0.6 million to $1.8 million in the second quarter of 2009 and included a gain of $0.4 million for a mark-to-market non-cash adjustment relating to interest rate swap agreements. During the second quarter of 2008, the Company recognized a gain of $1.2 million for a mark-to-market adjustment relating to interest rate swap agreements.

•	At the end of the second quarter of 2009, the Company had $150.0 million in debt outstanding under its senior credit agreement. This represents a reduction of $10.3 million from December 28, 2008.

Michael P. O’Donnell, President and Chief Executive Officer of Ruth’s Hospitality Group, Inc., said, “The softness in second quarter restaurant sales was somewhat mitigated by favorable beef costs, the continued benefits of cost savings from our 2008 corporate reorganization, and our emphasis on operational excellence. We have made solid progress on several restaurant-level cost management initiatives that have become permanent changes to our model, and are helping to minimize the full impact of lower sales volumes on overall profitability.”

O’Donnell concluded, “We are clearly executing on two of our three highest priorities this year: maximizing free cash flow and paying down debt. Not surprisingly, our third priority, recapturing lost traffic, has been more of a challenge. We are working hard on this issue through our prix-fixe and bundled offerings at both of our brands. With two strong brands and a great team in place, we have demonstrated our ability to navigate the current environment, stay relevant to our guests, and improve our financial condition.”

Review of Operating Results

Total revenues, which include Company-owned restaurant sales, franchise income, and other operating income, decreased 17.9% to $88.4 million in the second quarter of 2009 compared to $107.6 million in the second quarter of 2008.

Company-owned restaurant sales declined 17.9% to $84.0 million for the second quarter of 2009 from $102.3 million in the same quarter last year. Total operating weeks increased 2.6% to 1,126 from 1,097.

Average weekly sales for Ruth’s Chris Steak House were $76.5 thousand in the second quarter of 2009 compared to $98.3 thousand in the second quarter of 2008. Average weekly sales at Mitchell’s Fish Market were $72.7 thousand compared to $82.1 thousand in the prior year second quarter.

For the second quarter of 2009, Company-owned comparable restaurant sales at Ruth’s Chris Steak House decreased 23.4% and consisted of an average check decrease of 6.5%, an entrée reduction of 18.1%, offset by product mix shifts. Company-owned comparable restaurant sales at Mitchell’s Fish Market decreased 9.8% and consisted of an average check decrease of 3.5%, an entrée reduction of 6.5%, offset by product mix shifts.

Franchise income decreased 17.3% to $2.5 million from $3.0 million in the second quarter of 2008. This decrease was driven primarily by a decline in blended comparable franchise-owned restaurant sales of 24.4%.

Operating income was $4.5 million in the second quarter of 2009 versus operating income of $4.9 million in the same quarter last year. Net income was $2.3 million in the second quarter of 2009, or $0.10 per diluted share, compared to net income of $2.8 million, or $0.12 per diluted share, in the second quarter of 2008.

Net income in the second quarter of 2009 included charges of $0.9 million related to a loss on disposal of assets, $0.2 million related to impairment costs, as well as a non-cash benefit of $0.4 million related to an interest rate swap. Excluding these items would result in earnings of $0.13 per diluted share.

Net income in the second quarter of 2008 included a charge of $1.4 million related to the departure of the Company’s former CEO as well as non-cash benefit of $1.2 million related to an interest rate swap. Excluding these items would result in earnings of $0.13 per diluted share.

Restaurant Portfolio

During the second quarter of 2009, one franchised Ruth’s Chris Steak House was opened in St. Louis, Missouri, while one franchised location in Denver, Colorado closed. In addition, one Company-operated Ruth’s Chris Steak House restaurant was closed in Naples, Florida.

Financial Outlook

Ruth’s Hospitality Group is providing the following outlook for 2009:

•	Three to five Ruth’s Chris Steak House franchise openings; no Company-owned restaurant openings
•	Cost of goods sold of 29.0% to 30.0% of sales
•	General and administrative expenses of $22.5 million to $24.0 million
•	Effective tax rate of 17.0% to 20.0%
•	Capital expenditures of $8.0 million to $10.0 million
•	Diluted weighted-average shares outstanding of approximately 23.8 million

Conference Call

The Company will host a conference call to discuss second quarter 2009 financial results today at 8:30 AM Eastern Time. Hosting the call will be Mike O’Donnell, President and Chief Executive Officer, and Bob Vincent, Executive Vice-President and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 800-306-6784 or for international callers by dialing 913-981-5535. A replay will be available one hour after the call and can be accessed by dialing 888-203-1112 or 719-457-0820 for international callers; the password is 8346587. The replay will be available until August 7, 2009. The call will also be webcast live from the Company’s website at www.rhgi.com under the investor relations section.

About Ruth’s Hospitality Group, Inc.

Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) is a leading restaurant company focused exclusively on the upscale dining segment. The Company owns the Ruth’s Chris Steak House, Mitchell’s Fish Market, Mitchell’s Steakhouse and Cameron’s Steakhouse concepts. With more than 150 company- and franchisee-owned locations worldwide, Ruth’s Hospitality Group was founded in 1965 and is headquartered in Heathrow, Fla.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.RuthsChris.com, www.MitchellsFishMarket.com, www.MitchellsSteakhouse.com and www.Camerons-Steakhouse.com. For more information about Ruth’s Hospitality Group, please visit www.rhgi.com.

RUTH’S HOSPITALITY GROUP, INC AND SUBSIDIARIES

Condensed Consolidated Statements of Income—Unaudited

(dollar amounts in thousands, except share and per share data)

	13 Weeks Ending		26 Weeks Ending
	June 29, 2008	June 28, 2009	June 29, 2008	June 28, 2009
Revenues:
Restaurant sales	$102,315	$84,019	$196,395	$178,160
Franchise income	2,966	2,453	6,293	5,157
Other operating income	2,359	1,952	2,619	2,136

Total revenues	107,640	88,424	205,307	185,453

Costs and expenses:
Food and beverage costs	31,433	23,490	61,526	51,018
Restaurant operating expenses	51,168	45,646	96,203	95,897
Marketing and advertising	4,790	3,904	7,360	6,396
General and administrative costs	10,010	5,624	16,933	11,234
Depreciation and amortization expenses	4,291	4,150	7,756	8,245
Pre-opening costs	1,007	—	1,356	16
Loss on impairment	—	150	—	286
Loss on the disposal of property and equipment, net	—	925	1	933

Operating income	4,941	4,535	14,172	11,428

Other income (expense):
Interest expense	(1,182)	(1,849)	(4,390)	(4,134)
Other	185	267	522	419

Income from continuing operations before income tax	3,944	2,953	10,304	7,713

Income tax expense	1,048	354	2,904	1,316

Income from continuing operations	2,896	2,599	7,400	6,397

Loss on discontinued operations, net of income tax benefit	141	275	114	328

Net income	$2,755	$2,324	$7,286	$6,069

Basic earnings per share:
Continuing operations	$0.12	$0.11	$0.32	$0.27
Discontinued operations	—	(0.01)	(0.01)	(0.01)

Basic earnings per share	$0.12	$0.10	$0.31	$0.26

Diluted earnings per share:
Continuing operations	$0.12	$0.11	$0.32	$0.27
Discontinued operations	—	(0.01)	(0.01)	(0.01)

Diluted earnings per share	$0.12	$0.10	$0.31	$0.26

Shares used in computing net income per common share:
Basic	23,285,705	23,571,111	23,255,803	23,527,655

Diluted	23,436,922	23,754,577	23,414,612	23,655,973

RUTH’S HOSPITALITY GROUP, INC AND SUBSIDIARIES

Selected Balance Sheet Data—Unaudited

(dollar amounts in thousands)

	December 28, 2008	June 28, 2009
Cash and cash equivalents	3,876	1,135
Total assets	293,519	277,129
Long-term debt	160,250	150,000
Total shareholders’ equity	37,143	44,389